Exhibit 10.20

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into this 27th day of February, 2010 (the “Effective Date”), by and between Kevin Douglas, with an address at 125 E. Sir Francis Drake Blvd., Ste 400, Larkspur, CA 94939 (hereinafter referred to as “Seller”) and Stamps.com Inc., a Delaware corporation with an address at 12959 Coral Tree Place, Los Angeles, CA  90066 (hereinafter referred to as “Stamps.com”).

WHEREAS, Seller is the beneficial owner and holder of 1,267,952 issued and outstanding shares of the capital stock of Stamps.com (the “Shares”);

WHEREAS, Stamps.com desires to purchase the Shares from Seller and Seller desires to sell the Shares to Stamps.com at a price of $9.00 per share;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Purchase and Sale.  As of the Effective Date and subject to the terms and conditions as set forth herein, Seller hereby sells, conveys, transfers and shall, as set forth in Section 3 below, deliver to Stamps.com the Shares.

2.           Purchase Price.  As total consideration for the purchase and sale of the Shares pursuant to this Agreement, Stamps.com shall pay to the Seller the sum of $11,411,568 (the “Purchase Price”).

3.           Exchange of Shares and Purchase Price.  Within three (3) business days following the Effective Date, Seller shall transfer the Shares to Stamps.com’s accounts as set forth on Exhibit A.  The Purchase Price shall thereafter be wired to Seller’s account as set forth on Exhibit A upon Stamps.com’s receipt of the Shares pursuant to this Agreement.

4.           Representations and Warranties of Seller.  Seller hereby warrants and represents to Stamps.com as follows:

(a)  Authority.  Seller has full power and authority to execute and deliver this Agreement, and any other documents or instrument executed and delivered by Seller in connection herewith, to perform each and all of Seller’s obligations under and pursuant thereto and to consummate the transactions contemplated herein. All action on the part of Seller necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Seller hereunder and the sale and delivery of the Shares being sold hereunder has been taken and no further action by Seller is necessary to consummate the transactions contemplated by this Agreement.

(b)  Restrictions on Stock.  (i) Seller is not a party to any agreement, written or oral, creating rights in respect to the Shares in any third person or relating to the voting of the Shares; (ii) Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges; (iii) there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Shares; (iv) there is no proceeding pending against the Seller or, to Seller’s knowledge, threatened that in any manner challenges or seeks, or reasonably could be expected, to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement (items (i) through (iv) collectively, the “Encumbrances”). On consummation of the transactions contemplated by this Agreement Stamps.com shall have good and valid title in and to the Shares, free and clear of any and all Encumbrances.

(c)           Arm’s Length; No Non-Public Information. The transactions contemplated by this Agreement have been negotiated between Seller and Stamps.com entirely at arm’s length, without any pre-existing written or oral obligation on the part of either party with respect thereto.  Stamps.com has not provided to Seller any material non-public information concerning the operations, financial condition or prospects of Stamps.com in connection with such transactions.

5.           Representations And Warranties Of Seller And Stamps.com.  Seller and Stamps.com hereby represent and warrant to each other that there has been no act or omission by either party which would give rise to any valid claim against either party hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.  In that regard, each such party hereby indemnifies and holds the other party harmless from and with respect to any such claim.

6.           General Provisions.

(a) Entire Agreement.  This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of California without giving effect to the choice of law rules of California or any other jurisdiction.

(c) Attorneys’ Fees.  In the event of any dispute, controversy, litigation or other proceedings concerning or related to this Agreement, the prevailing party shall be entitled to reimbursement of all of its costs, including actual attorney and expert witnesses fees and costs (including the reasonable value of the services of in-house counsel), and court or arbitration fees and costs.

(d) Counterparts.  This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELLER

By:

Name: Kevin Douglas

STAMPS.COM INC.
12959 Coral Tree Place
Los Angeles, CA 90066

By:

Name: Ken McBride
Title: Chief Executive Officer

Exhibit A

Stamps.com Account Information

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Seller Wire Information

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